Exhibit 99.1

TRUIST FINANCIAL CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

On February 20, 2024, Truist Financial Corporation (the “Company” or “TFC”) entered into an Equity Interest Purchase Agreement to sell its remaining equity interests in Truist Insurance Holdings LLC (“Truist Insurance”) to an investor group led by Stone Point Capital LLC, Clayton, Dubilier & Rice, LLC and Mubadala Investment Company (the “Transaction”).

On May 6, 2024, the Company completed the Transaction, which resulted in after-tax cash proceeds to the Company of approximately $10.1 billion, reflecting certain adjustments for, and subject to further adjustments for, cash, debt and debt-like items, working capital, transaction expenses and other matters.

The following unaudited pro forma consolidated financial information and related notes are based on and should be read in conjunction with:

a.

the historical audited consolidated financial statements of the Company and the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Form 10-K for the fiscal year ended December 31, 2023 filed on February 27, 2024;

b.

the recast historical audited consolidated financial statements of the Company and the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations for the fiscal year ended December 31, 2023 included in the Company’s Form 8-K filed on May 10, 2024; and

c.

the historical unaudited consolidated financial statements of the Company and the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2024 filed on May 9 2024.

The unaudited pro forma consolidated financial information is provided for illustrative information purposes only and has been derived from the historical consolidated financial statements of the Company, and is presented based on available information and certain assumptions that management believes are reasonable. The unaudited pro forma consolidated financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the Transaction been completed as of the dates indicated or that may be achieved in the future. The pro forma financial information has been prepared by the Company in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.

The unaudited pro forma consolidated statement of income for the year ended December 31, 2023 has been prepared with the assumption that the Transaction was completed as of January 1, 2023. No pro forma consolidated statement of income is presented for the three months ended March 31, 2024, as no pro forma adjustments were required (the pro forma adjustments booked in 2023 are already reflected in the historical results in 2024 that were presented in the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2024). The unaudited pro forma consolidated balance sheet as of March 31, 2024 has been prepared with the assumption that the Transaction was completed as of that date.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

TRUIST FINANCIAL CORPORATION AND SUBSIDIARIES

	As of March 31, 2024
(Dollars in millions, except per share data, shares in thousands)	Historical Consolidated Note 1	Pro Forma Adjustments		Pro Forma Continuing Operations
Assets
Cash and due from banks	$5,040	$12,500	(a)	$17,540
Interest-bearing deposits with banks	29,510	—		29,510
Securities borrowed or purchased under agreements to resell	2,091	—		2,091
Trading assets at fair value	5,268	—		5,268
AFS securities at fair value	66,050	—		66,050
HTM securities (fair value of $43,041 and $44,630, respectively)	53,369	—		53,369
LHFS (including $1,201 and $852 at fair value, respectively)	1,253	—		1,253
Loans and leases (including $14 and $15 at fair value, respectively)	307,224	—		307,224
ALLL	(4,803)	—		(4,803)

Loans and leases, net of ALLL	302,421	—		302,421

Premises and equipment	3,274	—		3,274
Goodwill	17,157	—		17,157
CDI and other intangible assets	1,816	—		1,816
Loan servicing rights at fair value	3,417	—		3,417
Other assets (including $1,359 and $1,311 at fair value, respectively)	36,521	184	(b)	36,705
Assets of discontinued operations	7,772	(7,772	) (c)	—

Total assets	$534,959	$4,912		$539,871

Liabilities
Noninterest-bearing deposits	$110,901	$—		$110,901
Interest-bearing deposits (including $23 and $0 at fair value, respectively)	283,364	1,202	(d)	284,566
Short-term borrowings (including $2,034 and $1,625 at fair value, respectively)	26,329	—		26,329
Long-term debt	39,071	—		39,071
Other liabilities (including $2,990 and $2,597 at fair value, respectively)	13,119	2,376	(e)	15,495
Liabilities of discontinued operations	3,122	(3,122	) (c)	—

Total liabilities	475,906	456		476,362

Shareholders’ Equity
Preferred stock	6,673	—		6,673
Common stock, $5 par value	6,690	—		6,690
Additional paid-in capital	36,197	—		36,197
Retained earnings	22,483	4,688	(a),(f)	27,171
AOCI, net of deferred income taxes	(13,222)	—		(13,222)
Noncontrolling interests	232	(232	) (f)	—

Total shareholders’ equity	59,053	4,456		63,509

Total liabilities and shareholders’ equity	$534,959	$4,912		$539,871

Common shares outstanding	1,338,096	—		1,338,096
Common shares authorized	2,000,000	—		2,000,000
Preferred shares outstanding	223	—		223
Preferred shares authorized	5,000	—		5,000

The accompanying notes are an integral part of the unaudited pro forma consolidated financial information.

CONSOLIDATED STATEMENT OF INCOME

TRUIST FINANCIAL CORPORATION AND SUBSIDIARIES

	Year Ended December 31, 2023

(Dollars in millions, except per share data, shares in thousands)	Historical Consolidated Note 1	Pro Forma Adjustments		Pro Forma Continuing Operations
Interest Income
Interest and fees on loans and leases	$19,518	$—		$19,518
Interest on securities	3,066	—		3,066
Interest on other earning assets	1,868	—		1,868

Total interest income	24,452	—		24,452

Interest Expense
Interest on deposits	6,427	26	(g)	6,453
Interest on long-term debt	2,215	—		2,215
Interest on other borrowings	1,286	—		1,286

Total interest expense	9,928	26		9,954

Net Interest Income	14,524	(26)		14,498
Provision for credit losses	2,109	—		2,109

Net Interest Income After Provision for Credit Losses	12,415	(26)		12,389

Noninterest Income
Wealth management income	1,358	—		1,358
Investment banking and trading income	822	—		822
Card and payment related fees	936	—		936
Service charges on deposits	873	—		873
Mortgage banking income	437	—		437
Lending related fees	447	—		447
Operating lease income	254	—		254
Securities gains (losses)	—	—		—
Other income	371	19	(h)	390

Total noninterest income	5,498	19		5,517

Noninterest Expense
Personnel expense	6,516	—		6,516
Professional fees and outside processing	1,192	—		1,192
Software expense	868	—		868
Net occupancy expense	658	—		658
Amortization of intangibles	395	—		395
Equipment expense	381	—		381
Marketing and customer development	260	—		260
Operating lease depreciation	175	—		175
Regulatory costs	824	—		824
Merger-related and restructuring charges	320	—		320
Goodwill impairment	6,078	—		6,078
Other expense	1,011	—		1,011

Total noninterest expense	18,678	—		18,678

Earnings
Income (loss) before income taxes	(765)	(7)		(772)
Provision for income taxes	738	(2	) (i)	736

Net income (loss) from continuing operations	(1,503)	(5)		(1,508)

Preferred stock dividends and other	361	—		361

Net income (loss) from continuing operations available to common shareholders	$(1,864)	$(5)		$(1,869)

Basic earnings from continuing operations	$(1.40)	$—		$(1.40)
Diluted earnings from continuing operations	(1.40)	—		(1.40)
Basic weighted average shares outstanding	1,331,963	—		1,331,963
Diluted weighted average shares outstanding	1,331,963	—		1,331,963

The accompanying notes are an integral part of the unaudited pro forma consolidated financial information.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

Historical consolidated amounts in the unaudited pro forma consolidated balance sheet as of March 31, 2024 represent historical amounts as presented in the Company’s 10-Q filing for the first quarter of 2024. Historical consolidated amounts in the unaudited pro forma consolidated statement of loss for the year ended December 31, 2023 represent recast historical amounts, whereby balances relating to Truist Insurance are presented in net income from discontinued operations in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on May 10, 2024.

Note 2. Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet

The following adjustments have been reflected in the unaudited pro forma consolidated balance sheet related to the Transaction.

a.	Reflects cash consideration received and settlement of transaction costs accrued as of March 31, 2024.

Cash consideration received	$12,563
Less:
Transactions costs incurred and settled (recorded in Other liabilities)	(63)

Net Cash Received	$12,500

b.	Reflects the removal of deferred taxes related to TIH of $184 million.

c.	Reflects the sale of all assets and liabilities of Truist Insurance.

d.

Reflects the establishment of the deposit liability relating to Truist Insurance’s interest-bearing cash deposits held at Truist Bank, for which the deposit liability was previously eliminated upon consolidation. The depository relationship between Truist Bank and Truist Insurance is expected to continue after the Transaction is complete.

e.	Reflects the addition of a current tax liability of $2.4 billion related to the gain on sale.

f.	Reflects the impact to the Company’s total shareholders’ equity from the estimated gain on sale, net of tax.

Cash consideration received	$12,563
Less: Transactions costs incurred and settled at Transaction close	(63)

Net Cash Received	12,500
Carrying value of NCI	232

Total	12,732

Assets of discontinued operations	7,772
Cash deposits held at Truist Bank previously eliminated in consolidation	1,202
Total assets of discontinued operations	8,974
Liabilities of discontinued operations	(3,122)

Carrying value of Truist Insurance net assets (including goodwill)	5,852

Gain on interest sold	6,880
Less: Tax on gain including removal of deferred taxes related to TIH	(2,192)

Gain on interest sold, net of tax	$4,688

Note 3. Adjustments to the Unaudited Pro Forma Consolidated Statement of Income

The following adjustments have been reflected in the unaudited pro forma consolidated statement of income related to the Transaction.

g.

Reflects the addition of three months of interest expense relating to Truist Insurance’s cash deposits held at Truist Bank. The deposits initially became interest-bearing in April of 2023. As the depository relationship between Truist Bank and Truist Insurance is expected to continue after the Transaction is complete, the recast historical consolidated amounts presented in Interest on deposits already reflect interest expense accrued by the Company from April 2023 onwards. The Company therefore recorded interest expense for the first three months of 2023 in this adjustment to reflect pro forma interest expense representative of a full year.

h.

Reflects the addition of three months of other income relating to the transition services agreements between TFC and Truist Insurance. TFC entered into an initial Transition Services Agreement with Truist Insurance beginning in April of 2023 in connection with the sale of a 20% stake in Truist Insurance and has entered into a new Transition Services Agreement in connection with the sale of the remaining 80% stake in Truist Insurance. The recast historical consolidated amounts presented in Other income already reflect the related income earned by the Company from April 2023 onwards. The Company therefore recorded other income related to transition services for the first three months of 2023, to reflect pro forma other income representative of a full year.

i.	The tax effect of the above adjustments was computed using the Company’s statutory tax rate of 23.5%.